EXHIBIT (5)

Opinion re Legality

WILLIAM T. KIRTLEY, P. A.
ATTORNEY AT LAW

TELEPHONE (941) 366-4222 FAX (941) 366-4007	1776 RINGLING BOULEVARD SARASOTA, FLORIDA 34236

July 19, 2002

Board of Directors
R J Lending, Inc.
1717 Second Street, Suite D
Sarasota, Florida 34236

Re:
Opinion relating to validity of issuance of 370,400 shares of common stock, $.01 par value, of R J LENDING, INC. and issuance of secured promissory notes in proposed aggregate principal amount of $10 million

Gentlemen:

In connection with the above-referenced matter, we have assisted R J LENDING, INC. (the “Company”) in connection with its organization under the Florida Business Corporation Act, as well as all matters relating to such organization and the authorization of the Board of Directors providing for the public offer and sale of a maximum of 370,400 shares of the common stock, $.01 par value, of the Company and an aggregate $10 million principal amount of secured promissory notes having maturities of 18 months, 36 months and 60 months intended to be offered at interest rates 2% above those rates available on certificates of deposit offered by area banks.

We have also assisted the Company in the preparation and filing of a Registration Statement on Form SB-2 with the United States Securities and Exchange Commission, Commission File No. 333-86516, relating to the offer of such common stock and secured promissory notes. Such representation has also involved assistance in the preparation of any amendments to the referenced Registration Statement.

In connection with the foregoing activities and based upon our examination of applicable law, regulations thereunder, other applicable authority and upon such inquiries as we deemed appropriate, it is our opinion that:

1.
The common stock, when issued under the circumstances described in the Registration Statement and in accordance with the enabling resolutions of the Board of Directors of the Company, will be validly issued, non-assessable and

Board of Directors
R J Lending, Inc.

July 19, 2002

will	have the characteristics attributed to such common stock in the Registration Statement.

2.
The offer of the secured promissory notes in the indicated aggregate principal amount and incorporating the terms and interest rates reflected in the referenced Registration Statement, has also been duly authorized by the Board of Directors of the Company and such promissory notes will, when issued, be validly issued and will have the characteristics as described in the referenced Registration Statement.

3.
The offer and sale of the secured promissory notes in aggregate principal amount of $10 million in accordance with the terms of the offering as set forth in the Registration Statement will constitute a transaction exempt from the provisions of the Trust Indenture Act of 1939, as amended, by virtue of Section 304(a)(9) of such Act.

Very truly yours,

/S/    WILLIAM T. KIRTLEY, P.A.
WILLIAM T. KIRTLEY, P.A.

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